DREYFUS PREMIER CALIFORNIA MUNICIPAL BOND FUND

                                                                       EXHIBIT 2
                                                                    Sub-Item 77C


                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

      A Special Meeting of Stockholders of Dreyfus Premier California Municipal Bond Fund (the "Fund") was held on December 18, 2002. Out of a total of 10,418,209.005 shares entitled to vote at the Meeting, a total of 5,627,567.099 shares were represented at the Meeting, in person or by proxy. The following resolution was duly offered for vote by ballot and approved by vote of the holders of the Fund's outstanding shares as follows:

            RESOLVED, that the Fund change certain of its fundamental policies and investment restrictions to expand investment in other investment companies, as described in the combined proxy statement attached to the notice of this meeting.

            AFFIRMATIVE VOTES                   NEGATIVE VOTES
            4,955,284.109                       381,767.143